Exhibit 2.6
                            CONTRIBUTION AGREEMENT


          This Contribution Agreement ("Agreement"), made as of the 22nd day of June, 2000 by and between

     HOME PROPERTIES OF NEW YORK, L.P., a New York limited partnership, having its principal office at 850 Clinton Square, Rochester, New York 14604, (herein called "Buyer"),

     HOME PROPERTIES OF NEW YORK, INC., a Maryland corporation, having its principal office at 850 Clinton Square, Rochester, New York 14604, (herein called "HME") and

     S & S Realty, a New York general partnership having its principal office at 124 Cedarhurst Ave., Cedarhurst, New York 11516 (herein the "Contributor").

                             W I T N E S S E T H:

     WHEREAS, the Contributor owns a certain apartment complex and adjacent land located in the State of New York, all as more particularly described on EXHIBIT A;

     WHEREAS, the Contributor wishes to contribute its interest in the Property (as hereinafter defined) in exchange for limited partnership interests in the Buyer;

         WHEREAS, Buyer desires to acquire the Property upon the happening of certain events;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency whereof being hereby acknowledged, the parties hereby agree as follows:

I.REAL PROPERTY DESCRIPTION. The Real Property owned by the Contributor consists of an apartment complex commonly known as South Bay Manor, which includes 61 apartments (the " Project"), located in the Town of Islip at Sayville, County of Suffolk, State of New York, on land more particularly described on EXHIBIT A, attached hereto, together and including all buildings and other improvements thereon, including but not limited to, the 60 apartment units plus the superintendent's residence, and all rights in and to any and all streets, roads, highways, alleys, driveways, easements and rights-of-way appurtenant thereto (the foregoing are hereafter collectively referred to as the "Property").

II.OTHER ITEMS. The following items owned by Contributor now in or on the Property, are included in this Agreement and shall be conveyed to Buyer at Closing (as hereafter defined):

     A.    all heating, air-conditioning, plumbing and lighting fixtures,

     B.    ranges and refrigerators (one of each for each apartment unit),

     C.    boiler,

     D. any bathroom fixtures, wall-to-wall carpeting, exhaust fans, hoods, signs, screens, maintenance building, fences, carpeting and runners, cabinets, mirrors, shelving, ceiling fans, mail boxes, any and all related equipment used by the Contributor in connection with the operation and maintenance of the Property, and

     E. any fixtures appurtenant to the Property and any other furniture or equipment used by the Contributor in connection with the operation and maintenance of the Property, including any vehicles used in connection with the operation and maintenance of the Property (hereinafter with the items listed in A-D above, collectively the "Other Items").

     The Other Items are being sold "as is," but will be conveyed to Buyer by Bill of Sale free and clear of all liens and encumbrances.

III.PRICE AND MANNER OF PAYMENT.

     A. The Aggregate Contribution Value for the contribution by the Contributor to the Buyer shall be Three Million Fifty Thousand and no/100 ($3,050,000) (the "Aggregate Contribution Value"). The net contribution value (the "Net Contribution Value") for the contribution shall be an amount equal to the Aggregate Contribution Value less principal and accrued interest upon the existing financing with respect to the Property on the Closing Date (the "Existing Loan") and other adjustments as provided for herein. The Net Contribution Value shall be payable by issuance to the Contributor, or to the partners of the Contributor as designated in writing by the Contributor (collectively, the "Designees" and individually, a "Designee"), of limited partnership interests in the Buyer (collectively, the "Units" and each one of the Units, a "Unit") having a value, determined as described in paragraph D below, equal to the Net Contribution Value. Notwithstanding the above, the Contributor may only designate individuals or entities to be Designees who have established to the reasonable satisfaction of the Buyer that they are accredited investors under applicable securities laws.

     B. The Buyer shall deposit into an escrow account with Blackwell Sanders Peper Martin, with escrow instructions in the form of EXHIBIT B hereto: (i) Earnest Money in the amount of $150,000.00 not later than three (3) days following the date of this Agreement (the "Initial Earnest Money"); and (ii) additional Earnest Money in the amount of $150,000.00 not later than three (3) days following the end of the Due Diligence Period in the event that Buyer does not terminate this Agreement as provided in Section 14A (the "Additional Earnest Money"). In the event that Buyer does not terminate this Agreement as provided in Section 14A and Buyer does not deposit the Additional Earnest Money prior to the expiration of the three (3) day period following the Due Diligence Period, this Agreement will automatically terminate and the Contributor shall be entitled to the Initial Earnest Money. The Initial Earnest Money and the Additional Earnest Money, together with interest, if any, earned thereon, shall be referred to herein as the Earnest Money. The Earnest Money shall be refundable in full until the end of the Due Diligence Period, at which time the Earnest Money shall thereupon become non-refundable. The Earnest Money shall be returned by the Contributor to Buyer at Closing and not applied against the Net Contribution Value, except that at Contributor's option, up to $100,000.00 of the Earnest Money may be applied against the Net Contribution Value at Closing. Upon termination of this Agreement by the Buyer prior to the expiration of the Due Diligence Period or pursuant to Section 9 as permitted hereunder or upon the Contributor's default, the Earnest Money shall be returned to the Buyer.

      C. At Closing, the Buyer shall pay all accrued interest and the principal balance of the Existing Loan to the holder of the Existing Loan. That payment shall be deemed a payment by Buyer in that amount towards the Aggregate Contribution Value.

     D. The total number of Units to be issued to the Contributor and the Designees will be equal to the Net Contribution Value divided by the "Market Value" of a Unit. The Market Value of a Unit shall be equal to the average closing price for 20 consecutive trading days prior to, but not including, the Closing Date of a share of common stock of Home Properties of New York, Inc., ("HME") as listed on the New York Stock Exchange, provided that if during such 20-day period either: (i) a dividend or distribution is declared or paid in the form of common stock of HME; or (ii) the common stock of HME is subdivided or combined, the Market Value will be equitably adjusted.

     E. The initial distribution payable with respect to Units issued hereunder shall be made on the date on which HME pays the dividend to the holders of its common stock that relates to the earnings for the calendar quarter in which the Units were issued and shall be pro-rated such that the Contributor and/or the Designees receiving Units shall receive a pro-rata distribution for the period from the date on which the Units were issued to and including the last day of the calendar quarter in which the Units were issued. The obligations of this subparagraph 3(E) shall survive Closing hereunder.

     F. Upon the terms and conditions of a Registration Rights Agreement, in the form of EXHIBIT C attached hereto (the "Registration Rights Agreement"), to be dated the Closing Date, the Contributor or Designees shall have registration rights and a listing commitment with regard to the shares of HME into which the Units can be converted (the "Registration Rights"), including demand and piggy back rights. The exercise of Registration Rights shall be without cost to the Contributor or Designees.

IV. ADJUSTMENTS AT CLOSING. The following shall be adjusted and prorated between the Contributor and the Buyer at Closing as if the Buyer was the owner of the Property as of the Closing Date: The adjustments shall be made in cash or as an adjustment to the Contribution Value, at the option of the Contributor.

     A.    current fiscal year real estate taxes,

     B.    water charges,

     C.    sewer charges,

     D.    fuel, electricity and other utilities,

     E. security deposits pursuant to the leases (including interest thereon), unless the security deposits are assigned to the Buyer,

     F. charges under the service contracts assumed by Buyer (the "Service Contracts"),

     G.    laundry income,

     H. any other charges incurred with respect to the Property which the Contributor is obligated to pay,

     I.    Rents.

           1.All rent payments collected as of the Closing Date for the month of Closing shall be prorated as between the parties as of the Closing Date.

           2.All rent collected after Closing, for any period prior to Closing, shall belong to Contributor and, if paid to Buyer, Buyer shall promptly send such rent to the Contributor.

           3.All rent collected by the Contributor, prior to the Closing, for rental periods subsequent to the month of the Closing shall be paid to Buyer at Closing.

           4.All rent collected by Buyer or the Contributor for rental periods after the month of the Closing shall belong to Buyer and, if paid to the Contributor, the Contributor shall promptly send such rent to Buyer.

          5. All rent collected after Closing shall be applied first to any rental delinquencies predating Closing. The foregoing sentence shall survive Closing hereunder.

    Any error in the calculation of adjustments shall be corrected subsequent to Closing with appropriate credits to be given based upon corrected adjustments, provided, however, that the adjustments (except if errors are caused by misrepresentations) shall be final upon expiration of the sixtieth day after Closing.

    The Buyer agrees to use reasonable efforts after the Closing to collect rental delinquencies owed to the Contributor, provided that nothing herein shall require Buyer to institute legal proceeding against any resident whose rental payments are delinquent. Any rents collected after Closing which are applicable to arrearages which arose prior to Closing shall be paid by Buyer to Contributor, net of the expenses of collection. If Buyer fails to collect any rents due to Contributor within 90 days following the Closing, the Contributor may proceed to collect the same in their own name. Nothing herein shall make the Buyer liable to the Contributor for any failure to collect arrearages.

V. COSTS. Buyer shall pay all recording fees, Buyer's attorneys' fees, the costs of obtaining the Title Commitment (hereinafter defined) and title policy, the cost of an updated survey, and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the purchaser of similar property. The Contributor shall pay any applicable transfer and recordation taxes, attorneys' fees, if any, incurred by it in connection with this transaction, and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the seller of similar property.

VI. CONTRIBUTOR'S RECORDS. All records and other information relating to the Property, whether furnished to Buyer in writing or orally, shall be held in confidence by Buyer, and shall not be used for any purpose other than the evaluation of the Property by Buyer and Buyer's attorneys, employees, agents, engineers, consultants and representatives ("Buyer's Agents"), and shall not be disclosed, divulged or otherwise furnished to any person or entity except Buyer's Agents and only for such limited purpose. Buyer shall take reasonable precautions, contractural or otherwise, to prevent unauthorized disclosure or misuse of the records by Buyer, Buyer's Agents or by any other person having access to the records. If this Agreement is terminated for any reason, Buyer shall endeavor in good faith to return promptly to Contributor all records (whether available to the public or not), including all copies of all or any portions thereof, and any extracts, summaries or analyses furnished by Contributor to Buyer or Buyer's Agents. This Section shall survive the termination of this Agreement for any reason, notwithstanding any other provision herein to the contrary.

VII.  CLOSING DOCUMENTS.

    A. At the time of Closing, the Contributor shall deliver to Buyer the following:

          (1) A bargain and sale deed without covenants in the form provided for under the laws of the State of New York (the "Deed"). Such Deed shall convey the Property to the Buyer subject to: (i) all zoning and building laws, ordinances, resolutions and regulations of all governmental authorities having jurisdiction which affect the Property and the use and improvement thereof; (ii) all leases identified in the Rent Roll (hereinafter defined) and others entered into in the ordinary course of business; (iii) ad valorem real estate taxes for the current year and subsequent years which are not yet due and payable; and (iv) easements, covenants, restrictions, agreements and/or reservations of record, so long as they do not interfere with the use of the Property as a rental apartment complex, if any, (v) private, public and utility easements and roads and highways, if any, and
                (vi) and any other exceptions not objected to or waived by Buyer under Section 9 of this Agreement (collectively, the "Permitted Exceptions");

          (2)  A Bill of Sale;

          (3) A current rent roll ("Rent Roll") certified, as of the date of Closing, which shall include a correct list of all tenants, all rental obligations of each tenant with respect to the Property and all security deposits (with interest) along with a copy of all leases shown on the Rent Roll;

          (4) An executed assignment of leases, security deposits and contracts (the "Assignment") in the form attached hereto as EXHIBIT D. In lieu of an assignment of the security deposits, the Contributor may provide Buyer with a credit at Closing for all security held by Contributor (including any accrued interest, if required by law or contract to be earned thereon) with respect to all leases encumbering the Property;

          (5) Contributor's affidavit stating Contributor's federal taxpayer identification number and certifying that Contributor is not a foreign person, corporation, partnership, trust or estate as defined in the Internal Revenue Code and Regulations thereunder pursuant to the Foreign Investment in Real Property Tax Act of 1980;

          (6) Copies of the personnel files of all employees employed at the Property and remaining in the employment of the Buyer after the
               Closing;

          (7) An executed counterpart of the Registration Rights Agreement;
           and

          (8) Any additional funds, documents and/or instruments as may be necessary for the proper performance by the Contributor of its obligations contemplated by this Agreement.

          (9) Such other instruments as are customarily executed by Seller in the county and state where the Property is located to effectuate the sale of property similar to the Property and the issuance of the Units and payment of the consideration, or as may be required under any applicable federal or state securities laws.

     B. At the time of Closing, Buyer shall deliver to Contributor the following:

      (1) An executed counterpart of the Assignment;

      (2) Evidence of organization, existence and authority of Buyer and HME and the authority of each person executing documents on behalf of each, reasonably satisfactory to Contributor;

      (3) An Amendment to the Buyer's Partnership Agreement in the form necessary to admit Contributor and Designees as limited partners of the Buyer and evidencing the issuance of the Units required pursuant to this Agreement;

     (4) An executed counterpart of the Registration Rights Agreement executed by HME;

      (5) Any additional funds, documents and or instruments  as  may  be
          necessary   for  the  proper  performance  by  Buyer  of  its
          obligations contemplated by this Agreement;

      (6) An opinion of Buyer's counsel in a form reasonably acceptable to Contributor;

       (7) Such other instruments as are customarily executed by Buyer in the county and state where the Property is located to effectuate the acquisition of property similar to the Property, the issuance of the Units and the payment of the Net Contribution Value, or as may be required under any applicable federal or state securities laws.

VIII. INSPECTION. Upon and after acceptance of this Agreement by the Contributor and subject to the remaining provisions of this section, the Contributor agrees that Buyer and its authorized representatives shall have the right and privilege to enter upon the Property and the Contributor's offices, upon reasonable notice, during regular business hours, subject to the rights of tenants under their leases, for the purpose of gathering such information and conducting such environmental and engineering studies or other tests and reviews as Buyer may deem
     appropriate and necessary.    The Contributor agrees to cooperate with
     Buyer by making available to Buyer such records, plans, drawings or other data as may be in their possession or control relating to the Property and their operation, including but not limited to prior environmental and engineering studies. Notwithstanding anything provided herein to the contrary, any investigation of the Property and or the records by Buyer and/or Buyer's Agents shall be performed at the sole expense of Buyer and Buyer shall be solely responsible for the acts of any of Buyer's Agents brought on or to the Property by Buyer. At least two business days in advance of any physical inspections, Buyer shall provide Contributor with evidence of insurance coverage protecting the Property and Contributor against any loss or liability in connection with the inspection which insurance shall be reasonably acceptable to Contributor. Furthermore, Buyer hereby indemnifies, defends and holds Contributor, its partners, officers, directors, employees, agents, tenants and invitees harmless from and against any and all claims, demands, liens, expenses, losses, damages, costs (including, but not limited to, attorneys fees, disbursements and court costs) and liabilities arising from, or as a result of, any act or omission of Buyer and/or Buyer's Agents (unless caused by the willful misconduct or gross negligence of Contributor) during the Due Diligence Period or any disclosure of confidential information. Buyer's investigation of Property and the records shall be performed during reasonable business hours upon reasonable advance notice to Contributor. Buyer or Buyer's Agents shall not, disrupt: (i) the operation and/or management of the Property; or (ii) any tenant of the Property. In the event that Buyer or Buyer's Agents causes any damage to the Property (which is not attributable to Contributor's willful misconduct or gross negligence), Buyer shall, at its sole expense, immediately restore the Property, to the satisfaction of Contributor, to the same condition as it existed prior to such damage. The provisions of this Section shall survive the Closing or the termination of this Agreement, as the case may be. Buyer shall provide to Contributor any third-party reports, tests, studies or reviews received by Buyer with respect to the Property.

IX. TITLE; TITLE EXAMINATION; OBJECTIONS TO TITLE.

     A. Promptly upon execution of this Agreement by all parties, the Buyer shall order a title commitment (the "Title Commitment") from a nationally recognized title insurer (the "Title Company").

     B. Contributor shall convey the Property to Buyer by Deed, subject to the Permitted Exceptions. Title to all Other Items purchased herein, if any, shall be conveyed to Buyer by bill of sale, free and clear of all security interests, liens and encumbrances, but subject to any Permitted Exceptions.

     C. Within ten (10) days after Buyer's receipt of the Title Commitment, Buyer shall deliver to Contributor a statement (a
           "Statement of Title Defects") of defects, encumbrances or objections to title or survey matters ("Title Defects"). If Buyer fails to deliver a Statement of Title Defects on or before the end of the Due Diligence Period (as hereinafter defined), such failure shall be deemed to be a waiver of any such Title Defects and Contributor shall convey title in accordance with this Agreement and such Title Defects will be additional Permitted Exceptions. Upon receipt of Buyer's Statement of Title Defects, Contributor shall have five (5) business days to determine whether it wishes to attempt to cure any matters shown on such statement. If Contributor is unable or unwilling to cure or attempt to cure any such matters, Contributor shall give notice to Buyer within such five (5) day period, but if no such notice is given, Contributor shall be deemed to be unwilling to cure any such Title Defects. If Contributor does not agree to attempt such cure, Buyer shall have ten (10) days after the expiration of the foregoing five (5) business day period to terminate this Agreement or to give Contributor notice that it has elected to take title to the
           Property subject to the Title Defects  without  abatement  of  the
           Contribution Value and such Title Defects will be additional Permitted Exceptions. If no notice is given by the Buyer within the ten (10) day period, the Buyer shall be deemed to have terminated this Agreement. In the event of a termination of this Agreement under this Section, the Earnest Money shall be promptly returned to the Buyer, this Agreement shall be null and void and neither party shall have any further rights and obligations under this Agreement, except for those that expressly survive termination.

X. CLOSING DATE. Unless this Agreement is terminated as provided herein, the Closing shall occur within 15 days after the end of the Due Diligence Period (the "Closing" or "Closing Date") at the Contributor's office, at the offices of the Title Company, or by mail, time being of the essence.

XI. POSSESSION. Buyer shall have possession and occupancy of the Property from and after the date of delivery of the Deed, subject to the rights of tenants under their leases.

XII. BROKER'S COMMISSION. The Buyer represents to Contributor that it did not employ any broker in connection with this sale. The Contributor represents that it employed Select Investors Realty Advisor, as broker (the
     "Broker").   Buyer agrees to pay a brokerage commission to the Broker in the amount of $80,000 The Contributor and Buyer each agree to indemnify the other for any and all claims and expenses, including legal fees, if any other fees or commission is determined to be due by reason of the employment of any other broker by the indemnifying party. This representation and indemnity shall survive the Closing.

XIII.RISK OF LOSS. The risk of loss or damage to all or part of the Property by fire or other casualty or by taking by eminent domain, until Closing, shall be assumed by the Contributor and upon the happening of such event, Buyer shall have the election of terminating this Agreement without further liability hereunder, or of completing this purchase and receiving the Contributor's share of insurance monies, collectible for such loss or damage, or the award for such taking by eminent domain.

XIV.  CONDITIONS PRECEDENT.

     A. Buyer shall have thirty (30) days after the date of this Agreement (the "Due Diligence Period") within which to review and inspect the Property and the Other Items (including, but not limited to, performing engineering and Phase I environmental studies), the Contributor's books and records pertaining to the Property and the Other Items, matters relating to zoning compliance and compliance by the Property and the Other Items with other applicable governmental regulations, the markets in which the Property operates, any service or other contracts relating to the Property, the tax assessment on the Property and on comparable properties and such other matters as Buyer shall deem reasonably necessary or appropriate in connection with the Property and the Other Items. If Buyer determines that it does not wish to purchase the Property as a result of its findings during the Due Diligence Period and notifies the Contributors of such decision within the Due Diligence Period, the Earnest Money and any interest thereon shall be promptly returned to the Buyer, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, except for those that expressly survive termination. Buyer's failure to object within the Due Diligence Period shall be deemed a waiver by Buyer of the condition contained in this Section 14(A).

     B. It shall also be a condition to Buyer's obligation to close that during the Due Diligence Period, the Buyer shall obtain the approval of the Board of Directors (the "Board") of its general partner - HME, - to the acquisition of the Property on the terms and conditions described herein. If Buyer does not obtain the Board's approval within the Due Diligence Period, the Buyer shall promptly notify the Contributor in which event the Earnest Money and any interest thereon shall be promptly returned to the Buyer, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, except for those that expressly survive termination. Buyer's failure to notify the Contributor within the Due Diligence Period of its failure to obtain Board approval shall be deemed a waiver by Buyer of the conditions contained in this Section 14(B).

     It is understood that the contingencies set forth in Sections 14(A) and
     (B) above are for Buyer's benefit and may be waived by Buyer before expiration of the Due Diligence Period. If the foregoing contingencies are not satisfied or waived by the Buyer before expiration of the Due Diligence Period, the Buyer shall have the right to terminate this Agreement by written notice to the Contributor.

     In the event of a termination under this Section 14, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, except for those that expressly survive termination.

XV. ENVIRONMENTAL CERTIFICATION. By acceptance of this Agreement, the Contributor represents, warrants, and certifies to Buyer that except with respect to remediation of some oil following removal of an underground storage tank (Spill No. 88-04319) ] it has no knowledge of any violation, and has received no notice of any violation of any applicable Environmental Laws (below defined). Except as set forth above, to the best of Contributor's knowledge, Contributor has not, nor has any other person, used, generated, stored, dumped, released, buried, dispersed or emitted any Hazardous Substance on the Property in violation of Environmental Laws nor are there any underground tanks on the Property, nor is there a violation of any Environmental Laws with respect to the current use of the Property. "Environmental Laws" shall mean all federal, state and local environmental, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance and the rules, regulations, and orders with respect thereto. "Hazardous Substance" means, without limitation, any flammable, explosive or radioactive material, polychlorinated biphenyl, petroleum or petroleum product, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, ET SEQ.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Appendix Sections 1801, ET SEQ.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.), or any other Environmental Law and the regulations promulgated thereunder applicable on the effective date of this Agreement. From the date of acceptance hereof to and including the date of Closing, the Contributor shall immediately provide Buyer with a copy of any notice, citation, complaint or other directive from any person, entity or governmental authority whereby the Contributor's compliance with Environmental Laws is called into question, and immediately notify Buyer of any new information or other developments which could tend to supplement or modify the information contained herein.

XVI. REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR. The Contributor represents and warrants to Buyer as of the date hereof and until the Closing, that:

     A. To the best of the Contributor's knowledge, the Contributor has no liability or obligation of any nature which in any way affects or is related to the Property or the Other Items whether now due or to become due, absolute, contingent or otherwise, including liabilities for taxes (or any interest or penalties thereto), which would become a liability or obligation of Buyer upon Closing pursuant to this Agreement other than disclosed in this Agreement.

     B. To the best of the Contributor's knowledge, there is no litigation, proceeding or investigation pending, or to the knowledge of the Contributor threatened, against or affecting the Contributor that might affect or relate to the validity of this Agreement, any action taken or to be taken pursuant hereto, or the Property or the Other Items or any part or the operation thereof, whether or not fully covered by insurance, except "slip and fall" and similar litigation covered by insurance, which shall remain Contributor's responsibility after Closing.

     C. To the best of the Contributor's knowledge, except as set forth on Exhibit E, the Contributor has complied with and is not in default under, or in violation of, or received any notice that has not been complied with that the Contributor, the Property or the Other Items may be in violation of, any law, ordinance, rule, regulation or code or condition in any approval or permit pursuant thereto (including without limitation, any zoning, sign, environmental, labor, safety, health or price or wage control, ordinance, rule, regulation or order of) applicable to the ownership, development, operation or maintenance of the Property or the Other Items.

     D. To the best of the Contributor's knowledge, there are no written leases affecting the Property with a term greater than one (1) year.

     E. To the best of the Contributor's knowledge, there is no pending condemnation of the Property, or any part thereof, or of any plans for improvements which might result in a special assessment against the Property.

     F. Security deposits held by the Contributor will be correctly identified as of Closing with respect to the Property.

     G. This Agreement has been duly authorized, executed and delivered by Contributor and constitutes a legal and binding obligation of the Contributor, enforceable against Contributor in accordance with its terms, except as may be limited by bankruptcy and other laws affecting creditors' rights generally.

     H. Neither the entry into this Agreement, nor the carrying out of the transactions contemplated herein has resulted or will result in any violation of, or be in conflict with, or result in the creation of, any mortgage, lien, encumbrance or charge (other than those contemplated hereby) upon any of the properties or assets of the Contributor pursuant to, or constitute a default under, any certificate of incorporation, by-law, partnership agreement, or mortgage, indenture, contract, agreement, instrument, franchise, permit, judgment, decree, order, statute, rule or regulation applicable to the Contributor or the Property.

     I. To the best of the Contributor's knowledge, no consent or approval by, or authorization of, or filing, registration or qualification with, any federal, state or local governmental authority, bureau, department or agency, or any corporation, person or other entity is required as of the Closing either for the execution, delivery or performance of this Agreement by the Contributor, or in connection with the consummation by the Contributor of the transactions contemplated by this Agreement.

     The representations and warranties of the Contributor contained in this Agreement, the statements in any Exhibit or Schedules attached to this Agreement, or other instruments furnished to Buyer at or prior to Closing pursuant to this Agreement, or in connection with the transactions contemplated pursuant to this Agreement, do not contain any untrue statements of a material fact, or fail to state a material fact necessary to make it not misleading.

     In the event that Contributor is unable to represent and warrant the foregoing as of Closing, whether due to an unanticipated event occurring after the date of this Agreement and prior to Closing or otherwise, then Buyer shall have the right to terminate this Agreement by written notice to the Contributor. Buyer's termination right shall be Buyer's sole remedy for Contributor's failure to make the foregoing representations and warranties as of Closing. In the event of such a termination, this Agreement shall be null and void, the Deposit and any interest thereon shall be promptly returned to the Buyer, and neither party shall have any further rights or obligations under this Agreement.

           The representations of Contributor contained herein are in the nature of conditions as to which Buyer will satisfy itself during the Due Diligence Period and none of such representations will survive the Closing. If Buyer, prior to the Closing Date determines that any of the Contributor's representations are untrue and in the Buyer's reasonable judgment materially affects the value of the transaction contemplated under this Agreement, then, the Buyer may either: (i) elect to terminate this Agreement by notice given to Contributor; or (ii) to waive any such untrue representation and proceed to close. If Buyer elects to close on this Agreement, the representations will be deemed waived at the Closing. Contributor shall not be liable or bound for any verbal or written statements, representations, real estate brokers' set-ups or information pertaining to the Property furnished by any real estate broker, agent, employee, servant or any other person unless the same are specifically set forth herein.

     The representations and warranties contained herein shall not survive delivery of the deed and shall merge therein.

XVII.REPRESENTATIONS AND WARRANTIES OF BUYER AND OF HME. Buyer and HME represent and warrant to the Contributor as of the date hereof until the
     Closing:

     A. Buyer is and will be as of the date of Closing duly organized, validly existing and in good standing under the laws of the State of New York and has all the requisite power and authority to enter into and carry out this Agreement according to its terms.

     B.    Subject to the receipt of the approval of the Board as referenced in
           Section 14B of this Agreement, this Agreement has been duly authorized, executed and delivered and constitutes a legal and binding obligation of Buyer, enforceable in accordance with its terms, except as may be limited by bankruptcy and other laws affecting creditors' rights generally.

     C. To the best of its knowledge after due inquiry, there is no litigation, proceeding or investigation pending, or to the knowledge of Buyer threatened, against or affecting Buyer or the partners of Buyer that might affect or relate to the validity of this Agreement or any action taken or to be taken pursuant hereto, or that might have a material adverse effect on the business or operations of the Buyer.

     D. With respect to this Agreement, the Registration Rights Agreement and an amendment to the Second Amended and Restated Agreement of Limited Partnership of Buyer to be executed at Closing whereby the Contributor and/or its designees are admitted as limited partners to Buyer (the "Partnership Agreement Amendment") (this Agreement, the Registration Rights Agreement and the Partnership Agreement Amendment are collectively, the "Acquisition Agreements")

           i. no provision of the Acquisition Agreements nor the performance of any obligation thereunder by Buyer or HME ("Buyer" and "HME" are collectively the "Entities") is barred, limited, restricted, or rendered incapable of performance by any provision of law or of governmental regulation, or by the by-laws or certificate of incorporation of HME or by the Partnership Agreement of Buyer; nor upon due inquiry, to the best of Buyer's knowledge, by the provisions of any indenture, agreement or other instrument to which either of the Entities is party or is otherwise bound;

           ii. upon due inquiry, to the best of Buyer's knowledge, no unobtained consent, authorization or approval or any court, or of any federal, state or local governmental or quasi-governmental authority, body, board or administrative agency is necessary to authorize or approve the execution, delivery and performance of the Acquisition Agreements by the Entities, or the consummation of the transactions contemplated thereby; and

           iii. the execution and delivery of the Acquisition Agreements, the performance of the terms therein set forth and the consummation of the transactions thereby contemplated, are not in conflict with and do not constitute a breach of, or a default under, the certificate of incorporation or by-laws or Partnership Agreement of the Entities, as the case may be, or any material agreement, indenture, mortgage, deed of trust or other instrument known to Buyer to which the Entities are a party or by which either of them is bound, or any law, administrative regulation or order of any court of governmental agency or authority known to Buyer applicable to the Entities.

     E. Buyer and HME have obtained each and every consent, approval, permit or order of, and have made each and every filing with, any individual, partnership, corporation, trust or other entity, government agency or political subdivision required to be obtained or made in connection with (A) their execution, delivery and performance of this Agreement and (B) their consummation of the transactions contemplated hereby. This Agreement is the legal, valid and binding obligation of the Buyer and HME, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement thereof or relating to creditors' rights generally.

     F. HME has filed all forms, reports, schedules, proxy materials, registration statements and related prospectuses and supplements and other documents required to be filed by HME with the Securities and Exchange Commission ("SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for the year ended December 31, 1996 and 1997 and for calendar years 1998 and 1999 through the date hereof (collectively, the "SEC Documents") and will cause to be delivered to Contributor copies of such additional documents as may be filed with the SEC by HME between the date hereof and the Closing Date. The SEC documents were, and those additional documents filed between the date hereof and the Closing Date will be, prepared and filed in all material respects in compliance with the rules and regulations promulgated by the SEC, and do not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. No material event has occurred since the date of HME's most recent report filed with the SEC which would be required to be disclosed in a document filed with the SEC.

     G. The consolidated financial statements included in the SEC Documents have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the period involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q) and present fairly (subject in the case of unaudited statements, to normal, recurring year-end audit adjustments) the consolidated financial position of the Buyer or HME, as applicable, at the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

     H.    Since March 31, 2000 there has not been:

           i. any material adverse change in the financial condition or results of operations of HME from that reflected in the financial statements as of March 31, 2000 included in the SEC Documents referred to herein, or any material adverse change in the business, assets or prospects of HME (including the imposition of any material adverse regulatory requirements or the loss of any material permits licenses or franchises);

           ii. there has not been any material damage, destruction or other casualty loss with respect to property owned or lease by HME not covered by insurance; and

           iii. HME has not conducted its business otherwise than in the ordinary course.

     I.    Since March 31, 2000:

           i. There has not been any material adverse change in the financial position or results of operations of the Buyer from that reflected in the financial statements as of March 31, 2000, or any material adverse change in the business, assets or prospects of Buyer (including the imposition of any material adverse regulatory requirements or the loss of any material permits licenses or franchises);

           ii. there has not been any material damage, destruction or other casualty loss with respect to property owned or lease by Buyer not covered by insurance; and

           iii. Buyer has not conducted its business otherwise than in the ordinary course.

     J. HME is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, has full right, power and authority to enter into this Agreement and to assume and perform all of its obligation and is duly qualified to do business in the states in which it is required to do so. Subject to Board approval as referenced in Section 14B, the execution and delivery of this Agreement and the performance by HME of its obligations under this Agreement will require no further action or approval of HME's shareholders or Board of Directors, or of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of HME.

     K. The entry into, performance of, or compliance with this Agreement by HME has not resulted, and will not result, in any violation of, default under, or acceleration of any provision of the bylaws or declaration of trust of HME or any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the filing of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the property of HME pursuant to any provision of any mortgage, lien, lease, agreement, license or instrument, or violate any law, regulation, order, arbitration award, judgment or decree to which HME is a party or by which it or its property is bound or violate or conflict with any other material restriction of any kind or character to which HME is subject.

     L. As of June 1, 2000, the authorized shares of common stock of all classes of HME consisted of 80,000,000 shares of par value $.01 per share, and all of such shares are initially classified as "Common Shares" and the issued and outstanding Common Shares of HME consisted of 20,503,054 Common Shares.

     M. As of the Closing, the Common Shares issuable upon conversion of the Units will have been duly and validly authorized by HME and will have been duly reserved for issuance upon such conversion. The Common Shares issuable upon conversion of the Units, when issued upon such conversion in accordance with their terms, will be validly issued, fully prepaid and nonassessable. The holders of outstanding shares of capital stock of HME are not entitled to any preemptive or other rights to subscribe for Common Shares or securities convertible into Common Shares, except that certain parties have been given the right to acquire additional shares of HME's Series C and Series D Preferred Stock, which is convertible into Common Shares.

     The representations and warranties of the Buyer and of HME contained in this Agreement, the statements in any Exhibit or Schedules attached to this Agreement, or other instruments furnished to Contributor at or prior to Closing pursuant to this Agreement, or in connection with the transactions contemplated pursuant to this Agreement, do not contain any untrue statements of a material fact, or fail to state a material fact necessary to make it not misleading.

     In the event that Buyer and HME are unable to represent and warrant the foregoing as of Closing, whether due to an unanticipated event occurring after the date of this Agreement and prior to Closing or otherwise, then Contributor shall have the right to terminate this Agreement by written notice to the Buyer and to retain the Earnest Money unless the inability to make a representation as of Closing relates to subparagraphs (C) (relating to litigation that might have a material adverse effect on the Buyer only), (H) and (I) above in this Section 17, in which event upon termination by the Contributor the Earnest Money shall be promptly returned to the Buyer. Contributor's termination right and retention of the Earnest Money as described in the preceding sentence shall be Contributor's sole remedy for Buyer's and HME's failure to make the foregoing representations and warranties as of Closing. In the event of such a termination, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement.

     The representations and warranties contained herein shall not survive delivery of the deed and shall merge therein.

XVIII. ASSIGNMENT. This Agreement, and all or any portion of the rights of Buyer hereunder, may not be assigned by Buyer. Notwithstanding the above, this Agreement, and all or any portion of the rights of Buyer hereunder, may be assigned by Buyer to an entity wholly owned by Buyer with the prior written consent of the Contributor, which shall not be unreasonably withheld.

XIX. NOTICE. All notices given pursuant to any provisions of this Agreement shall be in writing and shall be effective only if delivered personally, or sent by registered or certified mail, postage prepaid or sent by a national over-night carrier, or by telecopy with confirmation of receipt to the addresses set forth below:

     To the Contributor:         S & S Realty
                                 c/o Steven A. Schneider
                                 124 Cedarhurst Ave.
                                 Cedarhurst, New York 11516
                                 Telecopy No: (516) 374-7697

     With a copy to:             Marvin Levine, Esq.
                                 Blackwell Sanders Peper Martin
                                 13710 FNB Parkway
                                 Omaha, Nebraska 68154
                                 Telecopy No: (402) 964-5115

     To Buyer:                   HOME PROPERTIES OF NEW YORK, L.P.
                                 Attn:  Norman Leenhouts, Chairman
                                 850 Clinton Square
                                 Rochester, New York  14604
                                 Telecopy No.: (716) 546-5433

     With a copy to:             Robin L. Stein, Esq.
                                 Home Properties of New York, L.P.
                                 850 Clinton Square
                                 Rochester, New York  14604
                                 Telecopy No.: (716) 232-3147

     Notices shall be deemed delivered upon actual delivery or refusal of delivery by the recipient.

XX. PLANS. The Contributor agrees to provide Buyer with all plans and architectural drawings in its possession for the improvements completed at the Property, including, without limitation, all "as-built" plans in its possession and the Contributor further agrees that it will endeavor to make the same available to Buyer for inspection at the Contributor's office or at the Property during the Due Diligence Period and to turn over the same to Buyer at Closing.

XXI. APPLICABLE LAW. This Agreement shall be construed and governed in accordance with the laws of the State of New York.

XXII. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the parties, and any and all prior understandings or agreements, whether written or oral, are hereby merged into this Agreement. This Agreement cannot be modified except by a written instrument signed by the parties hereto.

XXIII. BINDING AGREEMENT. This Agreement shall not be binding or effective until properly executed by Buyer and the Contributor.

XXIV. CONFIDENTIALITY. By execution of this Agreement and except as otherwise provided herein, prior to the Closing and in the event of a termination without Closing, each of the Contributor and Buyer agree to keep any and all information with respect to the transactions contemplated by this Agreement strictly confidential, and will not disclose any such information, without the other's prior written consent. Buyer may disclose the existence of this Agreement to the extent necessary to conduct its due diligence with respect to the Property. This Agreement shall not be recorded.

XXV.  CONTRIBUTOR COVENANTS.

     A. After Closing, Contributor will reasonably cooperate in Buyer's efforts to comply with SEC reporting requirements. The Contributor will provide access by Buyer's representatives, to all financial and other information relating to the Property as is sufficient to enable them to prepare audited financial statements, at Buyer's expense, in conformity with Regulation S-X of the Securities and Exchange Commission (the "Commission") and any registration statement, report or disclosure statement required to be filed with the Commission.

     B. Prior to the Closing Date, the Contributor shall continue to fulfill all of its obligations under the terms of the leases encumbering the Property and under the Service Contracts and the Contributor shall operate, maintain and repair all landscaping, buildings, fixtures and facilities in accordance with normally accepted business principles and operate the Property in a commercially reasonable manner with standards and procedures of no less quality than those currently in place.

     C. The Contributor covenants that it shall not sell, transfer or assign the Units or the shares of common stock into which the Units can be converted for a period of one (1) year following the Closing Date (the "Lock-Up Period") and that any Designees shall agree to be bound by this restriction. The obligations of this subparagraph 25(C) shall survive Closing hereunder.

XXVI.PRE-TRANSFER LIABILITIES. Buyer agrees to assume only those liabilities with respect to the Property as are specifically described herein, including the Permitted Exceptions.

XXVII.  BUYER COVENANTS.

     A. For a period of ten (10) years from and after the Closing Date (the "Restricted Period"), the Buyer shall permit Contributor, upon demand, from time to time to provide a "bottom guaranty" of some of the Buyer's non-recourse debt, such guaranty to be in an amount up to $1,400,000. The "bottom" portion means that portion of the non-recourse debt that is first satisfied from repayment following default, pursuant to foreclosure, or deed in lieu of foreclosure, or otherwise.

           The initial non-recourse debt with respect to which Contributor may provide a bottom guaranty shall be that Multifamily Note, dated April 26, 2000 in the original principal amount of $15,400,000 from the Buyer to Manufacturers and Traders Trust Company. The Buyer agrees that in the event the initial non-recourse debt is paid off during the Restricted Period, the substitute non-recourse debt made available to Contributor for a bottom guaranty shall have a loan to value ratio of not more than 60% and the substitution non-recourse debt shall have a principal balance of no less than $10.0 million at the time the substitute bottom guaranty shall be provided.

     B. In the event that Contributor: (i) obtains a tax free step-up in the basis of its Units for federal income tax purposes; (ii) sells, transfers or otherwise disposes of its Units in a taxable transaction; (iii) receives a tax payment from Buyer in reimbursement of taxes triggered to Contributor as the result of the sale, transfer, or other disposition of all of the Property during the Restricted Period or as a result of the Buyer's failure to provide the Contributor with non-recourse debt on which to provide a bottom guaranty in an amount up to $1,400,000; or (v) receives an allocation under Treasury Reg. Section 1.704-3(b) using the traditional method without curative allocations that reduces the amount of Built-in-Gain (as defined below), then the bottom guaranty shall be commensurately reduced. For purposes of this Agreement, Built-in-Gain shall mean with respect to the Property the amount of gain that would be allocated to the Contributor under Section 704(c) of the Internal Revenue Code if the Property were disposed of in a fully taxable transaction. The obligations of this subparagraph 27(A) shall survive Closing hereunder.

     C. During the Restricted Period, the Buyer covenants that it shall not sell, exchange, transfer or otherwise dispose of the Property unless such transaction occurs in a manner as to be tax free to the Contributor and any Designees. The obligations of this subparagraph 27(B) shall survive Closing hereunder.

XXVIII. HME COVENANTS. As further consideration for Contributor entering into this Agreement, and for the benefit of Home Properties and HME, HME covenants that HME shall at all times reserve and keep available out of its authorized but unissued Common Shares such number of its Common Shares as shall from time to time be sufficient to effect the conversion of the Units in accordance with the terms hereof. If at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all Units into Common Shares, HME will take such action as may be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose.

XXIX.EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected thereon as the signatories.

     IN WITNESS WHEREOF, the parties hereto have caused this Instrument to be executed as of the day and date first above written.


                      BUYER:
                      HOME PROPERTIES OF NEW YORK, L.P.
                      By:  Home Properties of New York, Inc.
                           Its general partner

                      By:
                           ------------------------------------------

                      HME:
                      HOME PROPERTIES OF NEW YORK, INC.


                      By:
                           ------------------------------------------


                      CONTRIBUTOR:
                      S & S REALTY

                      By:
                           ------------------------------------------
                           Carol Schneider

                      By:  Julius Schneider Testamentary Trust

                           By:
                           ------------------------------------------
                           Steven Schneider, Trustee

                      By:
                           ------------------------------------------
                                 Ethel Schneider, Trustee

                      By:
                           ------------------------------------------
                                 Arthur Fishman, Trustee

                   FIRST AMENDMENT TO CONTRIBUTION AGREEMENT

     THE FIRST AMENDMENT TO CONTRIBUTION AGREEMENT (this "FIRST AMENDMENT") is dated as of September ______, 2000 by and between S & S REALTY, a New York general partnership ("CONTRIBUTOR"), HOME PROPERTIES OF NEW YORK, L.P., a New York limited partnership ("BUYER"), and HOME PROPERTIES OF NEW YORK, INC., a Maryland corporation ("HME").

                                   RECITALS

     WHEREAS, Contributor, Buyer, and HME are the parties to that certain Contribution Agreement dated June 22, 2000 (the "CONTRACT") wherein Contributor agreed to contribute its interest in that certain real property described in EXHIBIT A attached hereto and incorporated herein by reference (the "PROPERTY") in exchange for limited partnership interests in the Buyer; and

     WHEREAS, Contributor, Buyer, and HME desire to modify certain terms of the Contribution Agreement as more fully set forth herein.

     NOW, THEREFORE, in consideration of the Contribution Agreement, of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, Buyer, Contributor, and HME do hereby agree as follows:

     I.    INCORPORATION  OF  RECITALS.    The   above   Recitals   are  hereby
           incorporated and made a part of this First Amendment as if more fully set forth herein.

     II.   CONTRIBUTION VALUE.  The Aggregate Contribution Value, as defined in section 3(A) of the Contribution Agreement, is hereby reduced to Two Million Nine Hundred Fifty Thousand and No/100 Dollars ($2,950,000.00).

     III. ADDITIONAL EARNEST MONEY. Buyer hereby agrees to deposit the Additional Earnest Money, in the manner required by Section 3(B) of the Contribution Agreement, not later than three days following the execution of this First Amendment.

     IV. CONDITION OF PROPERTY. Buyer shall accept possession of the Property on the Closing Date "As Is," with no right of set-off or reduction in the Aggregate Contribution Value, with respect to: (i) Property's environmental condition and compliance with applicable city, county, state or federal statutes, codes or ordinances; (ii) any violations referenced in that certain "Violations Search" prepared by the town of Islip, New York, and dated June 26, 2000, which is attached hereto as EXHIBIT B and incorporated herein by reference; and (iii) the absence of an effective Building Division Rental Permit issued by the Town of Islip, New York. With respect to the above, Buyer specifically acknowledges that Buyer is NOT relying on any representations or warranties of any kind whatsoever, express or implied, from the contributor. Buyer is relying solely upon its own inspection of the Property with regard to the above-referenced matters, and not upon any representations made to it by any person whomsoever concerning such matters.

     V.    RATIFICATION.   Except  as  amended hereby, the Contract remains  in
           full force and effect and is hereby confirmed and ratified by Contributor, Buyer, and HME.

     VI.   DEFINED TERMS.   Any  capitalized  term  used herein but not defined
           herein shall have the meaning therefore specified in the Contract.

     VII. EXECUTION. To facilitate execution of this First Amendment, this document may be circulated by facsimile. A facsimile copy shall be considered an original signature.

     VIII. COUNTERPARTS. This First Amendment may be executed in counterparts and it is the intention of the parties hereto that any executed counterpart shall constitute the agreement of the parties and that all of the counterparts shall together constitute one and the same agreement of the parties.



        [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Contributor, Buyer, and HME have executed this First Amendment as of the date first above written.

                      CONTRIBUTOR:

                      S & S REALTY, a New York general partnership,



                      By:
                           -------------------------------------
                           Carol Schneider

                      By:  Julius Schneider Testamentary Trust


                      By:
                           -------------------------------------
                           Steven Schneider, Trustee


                      By:
                           -------------------------------------
                           Ethel Schneider, Trustee


                      By:
                           -------------------------------------
                           Arthur Fishman, Trustee


                      BUYER:

                      HOME PROPERTIES OF NEW YORK, L.P., a
                      New York limited partnership

                      By:  Home Properties of New York, Inc., a
                           Maryland corporation


                      By:
                           -------------------------------------

                      Name:
                           -------------------------------------

                      Title:
                           -------------------------------------



                      HME:

                      HOME PROPERTIES OF NEW YORK, INC., a
                      Maryland corporation


                      By:
                           -------------------------------------

                      Name:
                           -------------------------------------

                      Title:
                           -------------------------------------